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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          GameTech International, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36466D 10 2
                           --------------------------
                                 (CUSIP Number)

------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP NO.  36466D 10 2

1.       NAME OF REPORTING PERSON

          (1) Siblings Partners, L.P. ("Siblings") S.S. or I.R.S. Identification No. of Above Person: 88-0330215;

          (2)  Gerald R. Novotny, S.S. No. ###-##-####
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) / /
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OR ORGANIZATION

      (1) Siblings  - Delaware  (2) Gerald R. Novotny - United States
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
NUMBER OF                           1,849,938
SHARES                     -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
OWNED BY                            0
EACH                       -----------------------------------------------------
REPORTING                  7.    SOLE DISPOSITIVE POWER
PERSON                              1,849,938
WITH                       -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,849,938
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    17.6 %
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON**

        (1) Siblings - PN; (2) Novotny - IN


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ITEM 1.    (a)  NAME OF ISSUER:

                    GameTech International, Inc.

           (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    900 Sandhill Road
                    Reno, Nevada 89511

ITEM 2.    (a)  NAME OF PERSONS FILING:

                    Siblings Partners, L.P.
                    Gerald R. Novotny (collectively, the "Reporting Persons") Mr. Novotny is the general partner of Siblings

           (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    295 Hwy. 50, Ste. #3
                    Stateline, Nevada 89449

           (c)      CITIZENSHIP:

                    United States

           (d)      TITLE OF CLASS OF SECURITIES:

                    Common Stock


           (e)  CUSIP NUMBER:

                    36466D 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a) / /  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT,

           (b) / /  BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

           (c) / /  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT,

           (d) / / INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT,

           (e) / / INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940,

           (f) / / EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE 13d-1(b)(1)(ii)(f),

           (g) / /  PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13d-1(b)(ii)
                   (g); SEE ITEM 7,

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           (h) / /  GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(ii)(h).

               /X/  NOT APPLICABLE



ITEM 4.    OWNERSHIP

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

           (a)  AMOUNT BENEFICIALLY OWNED:

                1,849,938

           (b)  PERCENT OF CLASS:

                17.6 %

           (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE 1,849,938.

                (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE  _________.

                (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 1,849,938.

                (iv) SHARE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF __________________.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable

ITEM 10.    CERTIFICATION

            Not Applicable


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                                    SIGNATURE

      The filing of this Amendment to Schedule 13G and the statements herein shall not be construed as an admission that I am, for the purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose, the beneficial owner of any of the securities described herein.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 11 MARCH 01
                                   ------------------------------------------
                                                     Date

                                           /s/ GERALD R. NOVOTNY, SR.
                                   ------------------------------------------
                                                   Signature


                                            GERALD R. NOVOTNY, SR.
                                   ------------------------------------------

                                   GENERAL PARTNER - SIBLINGS PARTNERS, L.P.
                                   ------------------------------------------
                                                  Name/Title




                                           /s/ GERALD R. NOVOTNY, SR.
                                   ------------------------------------------
                                              Gerald R. Novotny, Sr.
                                                As Individual